OLSHAN GRUNDMAN FROME & ROSENZWEIG
                                 505 Park Avenue
                            New York, New York 10019
                                 (212) 753-7200



                                                           February 12, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza

Washington, D.C.  20549

                  Re:      The Lehigh Group Inc.
                           Registration Statement on Form S-4
                           FILE NO. 333-11955

Ladies and Gentlemen:

         Reference is made to the  Registration  Statement on Form S-4 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by The Lehigh Group Inc. a Delaware corporation (the "Company"). The Registration Statement relates to the issuance of 10,339,250 shares of Common Stock, and 951,211 shares of Preferred Stock (which are convertible into 237,802,750 shares of Common Stock), of the Company (collectively, the "Shares") that are issuable by the Company upon the Effective Time of the Merger of a subsidiary of the Company and First Medical Group Inc.

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company and such other documents, instruments and
certificates  of  officers  and   representatives  of  the  Company  and  public
officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original
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Securities and Exchange Commission
February 12, 1997
Page 2

documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that at the Effective Time of the Merger the Shares will be duly and validly issued, fully paid and non-assessable.

         We are also of the opinion that the disclosure regarding the tax consequences of the Merger made under the caption "Certain Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement, is accurate in all material respects.

         Capitalized terms not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York, the corporate law of the State of Delaware, and the federal laws of the United States of America.

                                     Very truly yours,


                                  /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                     --------------------------------------
                                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP